PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 51 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 11, 2004                                       Dated May 26, 2005
                                                                  Rule 424(b)(3)


                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES H
                   Floating Rate Senior Bearer Notes Due 2007

                                --------------

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series H (Floating Rate Senior Bearer Notes Due 2007) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:         JPY 8,000,000,000

Maturity Date: June 14, 2007; provided that if such day is not a business day, the maturity date will be the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case the maturity date will be the immediately preceding business day.

Settlement Date
   (Original Issue
   Date):                 June 14, 2005

Interest Accrual Date:    June 14, 2005

Issue Price:              100%

Underwriter's Discounts
   and Commissions        0.10%

Proceeds to Company       99.90%

Specified Currency:       Japanese Yen ("JPY")

Redemption Percentage
   at Maturity:           100%

Base Rate:                LIBOR

Spread
   (Plus or Minus):       Plus 0.10% per annum

Spread Multiplier:        N/A

Index Currency:           JPY

Index Maturity:           Six months

Maximum Interest Rate:    N/A

Minimum Interest Rate:    N/A

Initial Interest Rate:    To be determined on the second London banking day
                          immediately preceding the original issue date

Initial Redemption
   Date:                  N/A

Initial Redemption
   Percentage:            N/A

Annual Redemption
   Percentage
   Reduction:             N/A

Optional Redemption
   Date:                  N/A

Interest Payment
   Dates: Each June 14 and December 14, commencing December 14, 2005; provided that if any interest payment date (including the maturity date) is not a business day, that interest payment date will be the next succeeding day that is a business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment date will be the immediately preceding business day.

Interest Payment
   Period:                Semiannual

Interest Reset Dates:     Each interest payment date

Interest Reset Period:    Semiannual

Interest Determination
   Dates: The second London banking day immediately preceding each interest reset date

Reporting Service:        LIBOR Telerate (Page 3750)

Business Day:             Tokyo, New York and London

Calculation Agent:        JPMorgan Chase Bank, N.A. (formerly known as JPMorgan
                          Chase Bank) (London Branch)

Agent:                    Morgan Stanley & Co. International Limited

Denomination:             JPY 100,000,000

Common Code:              999B159L2

ISIN:                     XS0221121121

Other Provisions:         None


     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY